Exhibit 99.1

Great Ajax Corp. Announces Quarterly Dividend

NEW YORK, NY – February 21, 2018 – Great Ajax Corp. (NYSE: AJX) (the “Company”) today announced that the Board of Directors of the Company declared a dividend of $0.30 per share of the Company’s common stock, which will be payable on March 30, 2018 to common stockholders of record as of March 15, 2018.

About Great Ajax Corp.

Great Ajax Corp. is a Maryland corporation that focuses primarily on acquiring, investing in and managing mortgage loans secured by single-family residences and, to a lesser extent, single-family properties themselves. We also invest in loans secured by multi-family residential and smaller commercial mixed use retail/residential properties, as well as in the properties directly. We are externally managed by Thetis Asset Management LLC. Our mortgage loans and other real estate assets are serviced by Gregory Funding LLC, an affiliated entity. We have elected to be taxed as a real estate investment trust under the Internal Revenue Code.

Forward-Looking Statements

This press release contains certain forward-looking statements. Words such as “will” or similar expressions are intended to identify forward-looking statements. These forward-looking statements are subject to the inherent uncertainties in predicting future results and conditions, many of which are beyond the control of the Company, including, without limitation, the risk factors and other matters set forth in the Company's Annual Report on Form 10-K for the year ended December 31, 2016 filed with the Securities and Exchange Commission and in its other filings with the Securities and Exchange Commission. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required by law.

Contacts:

Great Ajax Corp.

Lawrence Mendelsohn

Chief Executive Officer

or

Mary Doyle

Chief Financial Officer

Mary.Doyle@aspencapital.com

503-444-4224

Source: Great Ajax Corp.